Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
AMBAC Indemnity Corporation:

We consent to the incorporation by reference in the registration statement
(No. 333-24599) of Equity One ABS, Inc. (the "Registrant") and in the Prospectus Supplement of the Registrant dated June 20, 1997 (the "Prospectus Supplement") of our report dated January 30, 1997 on the consolidated financial statements of AMBAC Indemnity Corporation as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, which report appears in the Form 8-K of AMBAC, Inc. dated March 12, 1997 and to the reference to our firm under the heading "Experts" in the Prospectus Supplement.


KPMG PEAT MARWICK LLP
New York, New York
June 20, 1997